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CONTACTS: Richard M. Ubinger                      June Filingeri
          Vice President of Finance,              President
          Chief Financial Officer and Treasurer   Comm-Partners LLC
          (412) 257-7606                          (203) 972-0186

FOR IMMEDIATE RELEASE
---------------------

               UNIVERSAL STAINLESS REPORTS ON NASDAQ NOTIFICATION

     BRIDGEVILLE, PA, June 28, 2007 - Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) announced today that due to the recent retirement of one its independent directors who also served on its Audit Committee, it received notification on June 25, 2007 from Nasdaq Listing Qualifications indicating that the Company no longer complies with Nasdaq's audit committee requirements set forth in Marketplace Rule 4350. The Rule requires that the Company's Audit Committee be comprised of at least three members, each of whom is independent.

     As reported in its Proxy Statement filed with the Securities & Exchange Commission on April 27, 2007, the Company has been searching actively for a qualified director to fill the vacancy created by the retirement of George Keane from the Company's Board of Directors and its Audit Committee effective May 15 under the Company's mandatory retirement policy.

     Consistent  with  Marketplace  Rule  4350(d)(4),  Nasdaq is  providing  the
Company a cure period in order to regain compliance. The cure period will last until the earlier of May 15, 2008 or the Company's next annual stockholders' meeting, which is expected to occur in May 2008.

     The Company noted that it intends to regain compliance with Marketplace Rule 4350 prior to the termination of the cure period.

About Universal Stainless & Alloy Products, Inc.
------------------------------------------------

     Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers.

Forward-Looking Information Safe Harbor
---------------------------------------

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company's current and future litigation and regulatory matters. Certain of these risks and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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